Exhibit 99.1

Contact:

Derek Cole

Vice President, Investor Relations & Corporate Communications

720.940.2163

derek.cole@arcabiopharma.com

GENCAROTM DEMONSTRATED 74% RISK REDUCTION FOR NEW ONSET

ATRIAL FIBRILLATION IN HEART FAILURE PATIENTS WITH GENOTYPE

BELIEVED TO BE FOUND IN NEARLY 50% OF POPULATION

Data Selected for Oral Presentation at American Heart Association Scientific Sessions 2011

Gencaro Potentially The First Genetically-Targeted Treatment For Prevention Of Atrial

Fibrillation

Broomfield, CO, November 16, 2011 – ARCA biopharma, Inc. (Nasdaq: ABIO), a biopharmaceutical company developing genetically-targeted therapies for atrial fibrillation and other cardiovascular diseases, today announced results of analyses of atrial fibrillation and pharmacogenetic data from the BEST trial, a previously conducted Phase 3 heart failure trial involving Gencaro in 2,708 advanced heart failure patients. Pursuant to their analysis, researchers concluded that Gencaro substantially decreased the risk of new onset atrial fibrillation in a large moderate-to-severe heart failure population, with a risk reduction of 41%. Furthermore, the researchers concluded that patients with a specific genotype (homozygous arginine at beta-1 389) had a 74% risk reduction for new onset atrial fibrillation. Based on a DNA sub-study in the BEST trial, ARCA believes approximately 50% of U.S. population has this specific genotype.

The data were selected for oral presentation at the American Heart Association’s Scientific Sessions 2011, being held November 12-16, 2011 in Orlando, Florida. Dr. Ryan Aleong, Assistant Professor of Medicine, Cardiology, Director of Implanted Cardiac Device Clinic, University of Colorado Hospital, and Interim Director of Arrhythmia Services at Denver Health Medical Center, presented the abstract “Prevention of Atrial Fibrillation by Bucindolol is Completely Dependent on the Beta-1 389 Arg/Gly Adrenergic Receptor Polymorphism.”

Data presented in the abstract included:

Beta blockers have modest efficacy for the prevention of atrial fibrillation in chronic heart failure/reduced ejection fraction (HFREF) populations, with risk reductions on the order of 20-40%. The researchers assessed the ability of the beta-blocker/sympatholytic agent Gencaro to prevent atrial fibrillation in the BEST trial, identifying new onset atrial fibrillation from adverse event/serious adverse event (AE/SAE) case report forms as well as routinely measured electrocardiograms (ECGs) in patients not in atrial fibrillation on study entry, and constructing

Kaplan Meier curves using Cox regression. In the entire 2,708 patient cohort there were 115/1190 (9.7%) new onset atrial fibrillation episodes in baseline sinus rhythm patients in the placebo group, and 75/1202 (6.2%) in the Gencaro group. The time to event hazard ratio (95% CIs) was 0.59 (0.44, 0.79), p = 0.0004. In the 1,040 patient DNA substudy based on 80 total events the hazard ratio was 0.57 (0.36, 0.90), p = 0.014) and the therapeutic effect was completely dependent on the beta-1 389 Arginine/Glycine polymorphism.

Conclusions from the analysis included: 1) Gencaro produced substantial prevention of atrial fibrillation in the entire BEST population, with a risk reduction of 41%; 2) the risk reduction for new onset atrial fibrillation was pharmacogenetically determined, with patients who were homozygous arginine at beta-1 389 having a 74% risk reduction and patients having any glycine at this position having no effect. This effect differentiation is greater than for heart failure mortality or hospitalization endpoints, where the homozygous arginine at beta-1 389 genotype is associated with risk reductions of 34-48% vs. 8-22% in the glycine at any position genotypes.

Atrial Fibrillation

Atrial fibrillation is a disorder in which the normally regular and coordinated contraction pattern of the heart’s two small upper chambers (the atria) becomes irregular and uncoordinated. The irregular contraction pattern associated with atrial fibrillation causes blood to pool in the atria, predisposing the formation of clots. These clots may travel from the heart and become lodged in the arteries leading to the brain and other organs, thereby blocking necessary blood flow and potentially resulting in stroke. In addition, in patients with heart failure with reduced left ventricular ejection fraction (HFREF), new onset atrial fibrillation may also contribute to worsening heart failure and increased risk of death.

Studies estimate atrial fibrillation affected between 2 and 3 million Americans in 2005. Those same studies estimate the prevalence of atrial fibrillation will likely increase to between 3.8 million and 4.8 million by 2025. Industry estimates expect the atrial fibrillation drug market in developed countries to increase more than eight-fold, from $843 million in 2009 to $6.8 billion in 2019. The Company believes there is an unmet medical need for new atrial fibrillation treatments that have fewer side effects than currently available therapies and are more effective, particularly in patients with HFREF, where most of the approved atrial fibrillation drugs are contra-indicated or have warnings in their prescribing information.

About ARCA biopharma

ARCA biopharma is dedicated to developing genetically-targeted therapies for cardiovascular diseases. The Company’s lead product candidate, GencaroTM (bucindolol hydrochloride), is an investigational, pharmacologically-unique beta-blocker and mild vasodilator being developed for the prevention of atrial fibrillation in patients with heart failure. ARCA has identified common genetic variations in the cardiovascular system that it believes interact with Gencaro’s pharmacology and may predict individual patient response to Gencaro, giving it the potential to be the first genetically-targeted treatment for the prevention of atrial fibrillation. ARCA is collaborating with Laboratory Corporation of America to develop the companion genetic test for Gencaro. For more information please visit www.arcabiopharma.com.

Safe Harbor Statement

This press release may contain “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, the ability of genetic variations to predict individual patient response to Gencaro; the potential for Gencaro to be the first genetically-targeted atrial fibrillation prevention treatment; the projected increase in prevalence of atrial fibrillation; and, the projected increase in the size of the atrial fibrillation drug market in developed countries. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: the Company’s financial resources and whether they will be sufficient to meet the Company’s business objectives and operational requirements; the protection and market exclusivity provided by the Company’s intellectual property; risks related to the drug discovery and the regulatory approval process; and, the impact of competitive products and technological changes. These and other factors are identified and described in more detail in ARCA’s filings with the SEC, including without limitation the Company’s annual report on Form 10-K for the year ended December 31, 2010 and subsequent filings. The Company disclaims any intent or obligation to update these forward-looking statements.

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